Exhibit 99.1

FOR IMMEDIATE RELEASE

Syniverse Reports Second Quarter 2009 Results

TAMPA, Fla. – Aug. 5, 2009 – Syniverse Holdings, Inc. (NYSE: SVR), a leading provider of technology and business solutions for the global telecommunications industry, today reported results for second quarter 2009.

•	Total revenue for second quarter 2009 was $113.5 million, an 11.1% decrease compared to second quarter 2008.

•	Net revenue, which excludes off-network database queries, was $111.8 million, an 11.5% decrease compared to second quarter 2008.

•	Net income was $16.5 million or $0.24 per diluted share, 19.0% and 19.2% decreases, respectively, compared to second quarter 2008.

•	Cash net income, a non-GAAP financial measure described below, was $25.4 million or $0.37 per diluted share, 10.4% and 10.3% decreases respectively compared to second quarter 2008.

•	Adjusted EBITDA, a non-GAAP financial measure described below, was $51.6 million, an 11.6% decrease compared to second quarter 2008.

•	Net cash provided by operating activities was $33.3 million in the second quarter 2009 compared to $40.9 million in the second quarter 2008.

•	Operating free cash flow, a non-GAAP financial measure described below, was $19.2 million in the second quarter 2009 compared to $33.3 million in the second quarter 2008.

“Syniverse’s second quarter results reflect our continued ability to manage the company to deliver earnings,” said Tony Holcombe, President and CEO. “Our transaction-based business continues to perform, and we continue to believe that the global surge in smartphone penetration, messaging and mobile data usage provides Syniverse with a solid operating environment.”

David Hitchcock, Executive Vice President and CFO, said focused cost management helped Syniverse drive margins and maintain strong cash flow during the second quarter.

“The ongoing impact of the proactive cost control program we implemented last fall has been very positive for Syniverse,” Hitchcock said. “Despite revenues that were softer than expected, we continued to generate healthy cash net income and adjusted EBITDA, and we continued building cash balances that will give us strategic flexibility.”

Please refer to the information set forth below under the captions “Non-GAAP Measures” and “Reconciliation of Non-GAAP Measures to GAAP” for an explanation of non-GAAP financial measures as well as a reconciliation of such non-GAAP financial measures to GAAP financial measures.

Syniverse Technologies 2Q 2009 Results – 2

Second Quarter 2009 Service Line Revenue

Technology Interoperability Services

Technology interoperability services revenues were $66.3 million in the quarter, a 17.3% decrease compared to second quarter 2008. Clearing house revenues were down while growth in messaging and mobile data slowed due to customer-specific events, including major customer renewals, certain insourcing decisions and customer consolidation activities.

Network Services

Network services revenues were $30.8 million in the quarter, a 2.6% decrease compared to second quarter 2008, primarily due to decreases in intelligent database services.

Number Portability Services

Number portability services revenues were $7.8 million in the quarter, a 21.0% increase compared to second quarter 2008 due to increased porting volumes.

Call Processing Services

Call processing services revenues were $6.4 million in the quarter, a 12.0% decrease compared to second quarter 2008 primarily due to expected declines in signaling solutions and legacy fraud-related services.

Enterprise Solutions

Enterprise solutions revenues were $0.4 million in second quarter 2009.

Off-Network Database Queries (Pass-Through)

Pass-through revenues for second quarter 2009 were $1.7 million.

Second Quarter 2009 Business Highlights

•	Syniverse commercially launched Syniverse MORESM, an extensive portfolio of roaming hub solutions designed to meet the diverse roaming needs of all types of operators both today and in the future.

•	Syniverse acquired the assets of Wireless Solutions International (WSI), a Boca Raton, Fla.-based provider of global managed roaming and wireless network solutions.

•	The company continued its successful integration of BSG Wireless, with $8.8 million of annualized run-rate cost savings realized through June 30, 2009.

Outlook

Syniverse affirms its outlook for net income, Adjusted EBITDA and cash net income for 2009 as set forth below:

Net Income	$64.5 – 74 million
Adjusted EBITDA	$210 - $225 million
Cash Net Income	$99 - $108 million

Syniverse currently believes that 2009 net revenues will be close to the lower end of the 2009 guidance of $460 million. However, due to the uncertainty related to the timing of its sales of technology turn-key solutions and the uncertainty surrounding the peak summer month roaming volumes, Syniverse cannot specifically determine whether its revenues will exceed or fall short of $460 million. Syniverse believes that for 2009 it will generate approximately $90 million of operating free cash flow, rather than its previous guidance of “in excess of $100 million.” The difference in operating free cash flow is due to the expected timing of certain payments.

Syniverse Technologies 2Q 2009 Results – 3

With the continuing successful integration of BSG Wireless, Syniverse expects to realize approximately $12.0 million of annualized run-rate cost savings by the end of 2009. Approximately $8.8 million of the expected cost savings have been realized through June 30, 2009, with the remainder to be realized by the end of 2009. Expected Adjusted EBITDA and cash net income have been adjusted to exclude the one-time costs related to integrating the businesses and the duplicative costs that are expected to be eliminated by the end of 2009. For periods beginning on Jan. 1, 2009, cash net income assumes a long-term effective tax rate of 37.5%; for periods through Dec. 31, 2008, the long-term effective tax rate assumption was 39%.

Non-GAAP Measures

Syniverse’s cash net income is determined by first calculating adjusted net income. Adjusted net income is calculated by (i) adding the following items to net income: provision for income taxes, restructuring, SFAS 123R non-cash compensation, purchase accounting amortization and BSG Wireless transition expenses; (ii) adjusting the resulting pre-tax sum for a provision for income taxes at an assumed long-term tax rate of 37.5% (39.0% for all periods through Dec. 31, 2008), which excludes the effect of our net operating losses; and (iii) adding to that sum the cash benefit of our tax-deductible goodwill. The cash benefit is a result of the differing treatments of approximately $362.0 million of goodwill on our balance sheet, which primarily is the result of acquisitions that we made from Verizon in February 2002 and IOS North America in September 2004. Specifically, while this goodwill is not amortized for GAAP purposes, the amortization of goodwill is nonetheless deductible in calculating our taxable income and, hence, reduces actual cash tax liabilities.

Syniverse’s Adjusted EBITDA is determined by adding the following items to net income: interest expense, net, provision for income taxes, depreciation and amortization, restructuring, SFAS 123R non-cash compensation, and BSG Wireless transition expenses.

Syniverse’s operating free cash flow is determined by subtracting capital expenditures from net cash provided by operating activities.

A reconciliation of adjusted net income, cash net income and Adjusted EBITDA to net income, the closest GAAP financial measure, is presented in the financial tables below under the heading “Reconciliation of Non-GAAP Measures to GAAP.” A reconciliation of operating free cash flow to net cash provided by operating activities, the closest GAAP measure, is presented in the financial tables below under the heading “Reconciliation of Non-GAAP Measures to GAAP.”

We present adjusted net income, cash net income and related per-share amounts because we believe they provide useful information regarding our operating results in addition to our GAAP measures. We believe that adjusted net income provides our investors with valuable insight into our profitability exclusive of certain adjustments. In addition, cash net income provides further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes. We rely on adjusted net income and cash net income as primary measures of Syniverse’s earnings exclusive of these certain and other non-cash charges.

We present Adjusted EBITDA and operating free cash flow because we believe that Adjusted EBITDA and operating free cash flow provide useful information regarding our continuing operating results. We rely on Adjusted EBITDA and operating free cash flow as primary measures to review and assess the operating performance of our management team in connection with our executive compensation and bonus plans. We also review Adjusted EBITDA and operating free cash flow to compare our current operating results with corresponding periods and with the operating results of other companies in our industry. In addition, we utilize Adjusted EBITDA and operating free cash flow as an assessment of our overall liquidity and our ability to meet our debt service obligations.

Syniverse Technologies 2Q 2009 Results – 4

We believe that the disclosure of Adjusted EBITDA, operating free cash flow, adjusted net income and cash net income is useful to investors as these non-GAAP measures form the basis of how our management team reviews and considers our operating results. By disclosing these non-GAAP measures, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management team operates our company. We also believe these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.

Adjusted EBITDA, operating free cash flow, adjusted net income and cash net income have limitations as analytical tools, and you should not rely upon them, or consider them in isolation or as a substitute for GAAP measures, such as net income, cash flows from operating activities and other consolidated income or other cash flows statement data prepared in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Because of these limitations, Adjusted EBITDA and operating free cash flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business. Adjusted net income and cash net income also should not be considered as a replacement for, or a measure that should be used or analyzed in lieu of, net income. We attempt to compensate for these limitations by relying primarily upon our GAAP results and using Adjusted EBITDA, operating free cash flow, adjusted net income and cash net income as supplemental information only.

Second Quarter 2009 Earnings Call

Syniverse will host a conference call at 4:30 p.m. ET to discuss the results. To participate on this call, U.S. callers may dial toll free 1-800-706-7748; international callers may dial direct (+1) 617-614-3473. The passcode for this call is 52358746. This event also will be webcast live over the Internet in listen-only mode at www.syniverse.com/investorevents.

A replay of this call will be available beginning at approximately 7:30 p.m. ET on Aug. 5 and will remain available through Aug. 19 at 11:59 p.m. ET. To access the replay, U.S. callers may dial toll free 1-888-286-8010; international callers may dial direct (+1) 617-801-6888. The replay passcode is 17857005.

About Syniverse

Syniverse Technologies (NYSE:SVR) solutions allow more than 650 communications companies in over 140 countries to provide seamless mobile services by making it possible for disparate technologies and standards to interoperate. Syniverse’s flexibility and customer focus permit its customers to quickly react to market changes and demands, enabling the delivery of everything from voice calls to sophisticated data and video services wherever and whenever subscribers need them. With more than 20 years in the industry, Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com. The contents of our website are not incorporated into or otherwise a part of this press release.

Syniverse Technologies 2Q 2009 Results – 5

Cautionary Notice Regarding Forward-Looking Statements

Certain of the statements in this press release may constitute “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Syniverse to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation: statements regarding Syniverse’s position for long-term success; Syniverse’s ability to continue to manage its costs; global wireless trends such as smartphone penetration, growth in messaging and mobile data usage, and competitive market pricing trends; Syniverse’s expectations of several new products, including Syniverse MORE; Syniverse’s ability to continue to report positive results in future periods and/or to continue to experience growth; Syniverse’s ability to successfully integrate its acquisition of the assets of Wireless Solutions International; Syniverse’s ability to continue to successfully and timely integrate BSG Wireless, and to realize the anticipated cost savings of that integration when and in the amounts anticipated; Syniverse’s belief of the value of Non-GAAP measures to its investors; Syniverse’s ability to reduce its long-term effective tax rate; and Syniverse’s guidance for 2009, as contained under the caption “Outlook,” including, without limitation, expected net revenues, net income, Adjusted EBITDA, cash net income and operating free cash flow for 2009, as well as the assumptions, estimates, and judgments applied in creating such guidance.

These forward-looking statements are based upon information presently available to the Company’s management and are inherently subjective, uncertain and subject to change, due to any number of risks and uncertainties, including, without limitation, those other risks and factors discussed in Syniverse’s Annual Report on Form 10-K for the year ended Dec. 31, 2008 under the captions “Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors” and otherwise in Syniverse’s reports and filings that it makes with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date that they are made. Syniverse has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this Press Release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as otherwise may be required by law.

# # #

For more information:

Jim Huseby

Syniverse Investor Relations

+1 813.637.5000

Diane Rose

Syniverse Corporate Communications

+1 813.637.5077

diane.rose@syniverse.com

Syniverse Holdings, Inc

Condensed Consolidated Statements of Income (unaudited)

and Other Supplemental Information

(In thousands except per share information)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Technology Interoperability Services	$66,343	$80,209	$129,263	$148,911
Network Services	30,819	31,643	60,794	61,384
Number Portability Services	7,788	6,435	15,028	13,385
Call Processing Services	6,435	7,313	13,592	15,702
Enterprise Solutions	390	634	780	1,419

Revenues excluding Off-Network Database Queries	111,775	126,234	219,457	240,801
Off-Network Database Queries	1,703	1,385	2,945	2,463

Total revenues	113,478	127,619	222,402	243,264

Cost of operations	40,904	41,589	80,862	79,567

Gross Margin	72,574	86,030	141,540	163,697

Gross Margin %	64.0%	67.4%	63.6%	67.3%
Gross Margin % before Off-Network Database Queries	64.9%	68.2%	64.5%	68.0%

Sales and marketing	8,835	12,200	17,523	22,954
General and administrative	17,005	19,868	34,003	38,010
Depreciation and amortization	14,037	13,791	27,621	27,424
Restructuring	—	—	—	17

Operating income	32,697	40,171	62,393	75,292

Other income (expense), net
Interest expense, net	(7,446)	(8,925)	(14,610)	(18,215)
Other, net	851	(272)	1,134	(215)

	(6,595)	(9,197)	(13,476)	(18,430)

Income before provision for income taxes	26,102	30,974	48,917	56,862

Provision for income taxes	9,624	10,622	16,407	21,117

Net income	16,478	20,352	32,510	35,745
Less: Net loss attributable to noncontrolling interest	(53)	—	(53)	—

Net income attributable to Syniverse Holdings, Inc.	$16,531	$20,352	$32,563	$35,745

Net income per share
Basic	$0.24	$0.30	$0.47	$0.53
Diluted	$0.24	$0.30	$0.47	$0.52

Shares used in calculation
Basic	67,945	67,619	67,907	67,564
Diluted	68,029	67,740	67,980	67,649

Other Supplemental Information:

Revenue by region (1) (unaudited):	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
North America (U.S. and Canada)	$81,731	$90,932	$159,940	$173,145
Asia Pacific	9,406	11,855	18,871	22,073
Caribbean and Latin America (includes Mexico)	7,707	7,456	15,658	15,315
Europe, Middle East and Africa	12,931	15,991	24,988	30,268

Subtotal non- North American Revenue	30,044	35,302	59,517	67,656

Revenues excluding Off Network Database Queries	111,775	126,234	219,457	240,801
Off-Network Database Query Fees	1,703	1,385	2,945	2,463

Total Revenues	$113,478	$127,619	$222,402	$243,264

(1)	Based on “bill to” location on invoice.

Syniverse Holdings, Inc

Reconciliation of Non GAAP Measures to GAAP (unaudited)

(In thousands except per share information)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Reconciliation to adjusted EBITDA
Net income	$16,478	$20,352	$32,510	$35,745
Interest expense, net	7,446	8,925	14,610	18,215
Provision for income taxes	9,624	10,622	16,407	21,117
Depreciation and amortization	14,037	13,791	27,621	27,424
Restructuring	—	—	—	17
SFAS 123R non-cash compensation	1,908	1,347	3,015	2,424
BSG Wireless transition expenses	2,059	3,294	4,625	6,401

Adjusted EBITDA	$51,552	$58,331	$98,788	$111,343

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Reconciliation to adjusted net income and cash net income
Net income	$16,478	$20,352	$32,510	$35,745
Add provision for income taxes	9,624	10,622	16,407	21,117

Income before provision for income taxes	26,102	30,974	48,917	56,862

Restructuring	—	—	—	17
SFAS 123R non-cash compensation	1,908	1,347	3,015	2,424
Purchase accounting amortization	6,917	7,119	13,708	14,238
BSG Wireless transition expenses	2,059	3,294	4,625	6,401

Adjusted income before provision for income taxes	36,986	42,734	70,265	79,942

Less assumed provision for income taxes at 37.5% for 2009 and 39% for 2008	(13,870)	(16,666)	(26,349)	(31,177)

Adjusted net income	23,116	26,068	43,916	48,765

Add cash savings of tax deductible goodwill(1)	2,301	2,301	4,602	4,602

Cash net income	$25,417	$28,369	$48,518	$53,367

Adjusted net income per share	$0.34	$0.38	$0.65	$0.72
Cash net income per share	$0.37	$0.42	$0.71	$0.78
Diluted shares outstanding	68,029	67,740	67,980	67,649

1) Represents the cash benefit realized currently as a result of the tax deductibility of goodwill amortization.

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Reconciliation to operating free cash flow
Net cash provided by operating activities	$33,273	$40,864	$50,274	$64,126
Capital expenditures	(14,121)	(13,020)	(20,936)	(20,361)
Change in working capital due to payment of BSG pre-acquisition contractual obligation	—	5,440	—	5,440

Operating Free Cash Flow	$19,152	$33,284	$29,338	$49,205

Supplemental cash flow information:
Cash interest paid	$3,256	$1,829	$13,327	$15,180
Cash income taxes paid	12,870	4,857	$21,768	6,367

Syniverse Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands except share data)

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash	$187,846	$165,605
Accounts receivable, net of allowances of $4,018 and $2,347, respectively	86,005	88,782
Prepaid and other current assets	30,626	20,971

Total current assets	304,477	275,358

Property and equipment, net	54,749	50,251
Capitalized software, net	59,752	60,184
Deferred costs, net	8,255	7,288
Goodwill	601,588	596,662
Identifiable intangibles, net	199,508	208,518
Other assets	1,701	1,573

Total assets	$1,230,030	$1,199,834

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,049	$7,311
Accrued payroll and related benefits	7,275	20,111
Accrued interest	5,177	5,160
Accrued income taxes	2,168	9,891
Deferred revenues	3,916	4,260
Other accrued liabilities	27,552	28,975
Current portion of Term Note B	3,427	3,431

Total current liabilities	61,564	79,139

Long-term liabilities:
Deferred tax liabilities	73,625	65,546
7 3/4% senior subordinated notes due 2013	175,000	175,000
Term Note B, less current maturities	333,237	335,382
Other long-term liabilities	10,089	8,925

Total liabilities	653,515	663,992

Stockholders’ equity:
Preferred stock, $0.001 par value; 300,000 shares authorized; no shares issued	—	—
Common stock, $0.001 par value; 100,300,000 shares authorized; 68,930,279 shares issued and 68,738,281 shares outstanding and 68,847,632 shares issued and 68,455,634 shares outstanding at June 30, 2009 and December 31, 2008, respectively	68	68
Additional paid-in capital	474,768	471,524
Retained earnings	115,878	83,315
Accumulated other comprehensive loss	(15,173)	(19,035)
Common stock held in treasury, at cost; 191,998 at June 30, 2009 and 391,998 at December 31, 2008	(15)	(30)

Total Syniverse Holdings, Inc. stockholders’ equity	575,526	535,842
Noncontrolling interest	989	—

Total equity	576,515	535,842

Total liabilities and stockholders’ equity	$1,230,030	$1,199,834

Syniverse Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2009	2008

Cash flows from operating activities
Net income	$32,510	$35,745
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization including amortization of deferred debt issuance costs	28,481	28,309
Provision for (recovery of) uncollectible accounts	356	(153)
Deferred income tax expense	5,604	13,991
Stock-based compensation	3,015	2,424
Other, net	66	18

Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	3,320	(13,766)
Other current assets	(9,626)	(3,266)
Accounts payable, accrued payroll and related benefits	(7,967)	2,096
Other current liabilities	(7,946)	(1,146)
Other assets and liabilities	2,461	(126)

Net cash provided by operating activities	50,274	64,126

Cash flows from investing activities
Capital expenditures	(20,936)	(20,361)
Acquisition of WSI, net of acquired cash	(3,182)	—
Acquisition of BSG Wireless, net of acquired cash	—	(823)

Net cash used in investing activities	(24,118)	(21,184)

Cash flows from financing activities
Principal payments on senior credit facility	(1,705)	(1,786)
Issuances of stock under employee stock purchase plan	415	388
Issuance of stock for stock options exercised	95	1,391
Minimum tax withholding on restricted stock awards	(266)	(429)
Purchase of treasury stock	—	(1)
Capital contribution from noncontrolling interest in a joint venture	981	—

Net cash provided by (used in) financing activities	(480)	(437)

Effect of exchange rate changes on cash	(3,435)	1,184

Net increase in cash	22,241	43,689
Cash at beginning of period	165,605	49,086

Cash at end of period	$187,846	$92,775

Supplemental cash flow information
Interest paid	$13,327	$15,180
Income taxes paid	21,768	6,367

Syniverse Holdings Inc.

Reconciliation of Non GAAP Measure Estimates to GAAP (unaudited)

(In millions)

	2009E	2009E
	Low	High
Reconciliation to adjusted EBITDA
Net income	$64.5	$74.0
Interest expense, net	32.0	32.0
Provision for income taxes	38.0	43.5
Depreciation and amortization(1)	62.5	62.5
SFAS 123R non-cash compensation	5.5	5.5
BSGW transition expenses(2)	7.5	7.5

Adjusted EBITDA	$210.0	$225.0

Reconciliation to adjusted net income and cash net income
Net income	$64.5	$74.0
Add provision for income taxes	38.0	43.5

Income before provision for income taxes	102.5	117.5

Adjustments to income before provision for income taxes

Purchase accounting amortizations	28.5	28.5
SFAS 123R non-cash compensation	5.5	5.5
BSGW transition expenses(2)	7.5	7.5

Adjusted income before provision for income taxes	144.0	159.0

Less assumed provision for income taxes	(54.2)	(60.2)

Adjusted net income	89.8	98.8

Add cash savings of tax deductible goodwill(3)	9.2	9.2

Cash net income	$99.0	$108.0

1)	Includes purchase accounting amortizations.
2)	Represents certain costs that we do not expect to continue in the business upon full integration including:
a)	Integration specific expenses, including any temporary headcount needed for the migrations, travel for the integration teams, and other one-time costs related to the integration project and:
b)	Duplicative data processing and headcount expenses that we do not plan to remain following the full integration.
3)	Represents the cash benefit realized currently as a result of the tax deductibility of goodwill amortization.